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Exhibit 99.2


[Zoltek logo]


FOR IMMEDIATE RELEASE                              NASDAQ NMS SYMBOL: "ZOLT"
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             ZOLTEK COMPANIES, INC. REPORTS SIGNING OF AGREEMENT
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                   IN CONNECTION WITH PROPOSED REFINANCING
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         ST. LOUIS, MISSOURI -- December 22, 2003 -- Zoltek Companies, Inc.
today reported that it had entered into a definitive agreement with institutional investors for the private placement of $5.0 million aggregate principal amount of 6% convertible debentures due July 2006. The amount of the financing may be increased to up to $7.0 million under certain circumstances. The debentures will be convertible into shares of Zoltek's common stock at a price equal to $5.40 or 110% of the average trading price for the ten-day period prior to the date of closing, whichever is lower. The Company also agreed to issue to the investors warrants to purchase additional shares of the Company's common stock representing 25% of the number of shares into which the debentures are convertible, with an exercise price per share equal to the conversion price of the debentures.

         The agreement is an element of the Company's previously announced plan to refinance its debt obligations to better meet the requirements of its developing carbon fiber manufacturing business. Other aspects include proposed refinancing of its real estate assets and reduction and amendment of its bank loans, both of which the Company presently is pursuing. Closing of the private placement and other parts of the financing is subject to various conditions and currently is expected to occur in early to mid-January 2004.

         The forward-looking statements contained in this press release are inherently subject to risks and uncertainties. Zoltek's actual results could differ materially from those currently anticipated due to a number of factors, including the Company's ability to return to operating on a profitable basis, comply with its obligations under its credit agreements and/or refinance those obligations, obtain working capital to meet its short-term requirements, operate its manufacturing facilities at production levels necessary to meet indicated customer demand, manage its current excess carbon fiber production capacity and inventory levels, continue investing in application and market development, manufacture low-cost carbon fibers and profitably market them at decreasing price points and penetrate existing, identified and emerging markets.



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[Zoltek logo]

Zoltek Companies, Inc. Reports Signing Of Agreement In Connection With Proposed Refinancing
Page 2
December 22, 2003

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         Zoltek is an applied technology and materials company. Zoltek's
Carbon Fiber Business Unit is primarily focused on the manufacturing and application of carbon fibers used as reinforcement material in composites, oxidized acrylic fibers for heat/fire barrier applications and aircraft brakes, and composite design and engineering to support the Company's materials business. Zoltek's Hungarian-based Specialty Products Business Unit manufactures and markets acrylic fibers, nylon products and industrial materials.

                      FOR FURTHER INFORMATION CONTACT:
                               ZSOLT RUMY, CEO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110